Exhibit B

Resolution of the Board of Trustees of

iCapital KKR Private Markets Fund

RESOLVED, that the Amended and Restated Multi-Class Exemptive Application, with such changes as discussed at this Meeting, and with such changes as any officer of the Fund, with the advice of counsel, may deem necessary or appropriate, be, and it hereby is, approved.

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